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Pricing Supplement dated January 13, 1997                        Rule 424(b)(5)
(To Prospectus dated March 27, 1996 and                      File No. 333-01523
Prospectus Supplement dated May 6, 1996)



                           MCN INVESTMENT CORPORATION
                          Medium-Term Notes, Series B
                                Fixed Rate Notes

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Principal Amount:    $60,000,000                  Interest Rate:  7.12%
Agent's Discount or Commission: 0.600%            Stated Maturity:  01-16-04
Net Proceeds to Issuer:   $59,640,000             Original Issue Date: 01-16-97
                                                  CUSIP:  55268KAF3
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INTEREST PAYMENT DATES:    March 1 and September 1

REGULAR RECORD DATES:    February 15 next preceding a March 1 Interest
                         Payment Date or August 15 next preceding a September 1
                         Interest Payment Date.

REDEMPTION:
[X]  The Notes cannot be redeemed prior to Stated Maturity.
[ ]  The Notes may be redeemed prior to Stated Maturity.
     Initial Redemption Date:
     Initial Redemption Percentage: _______%
     Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

OPTIONAL REPAYMENT:
[X]  The Notes cannot be repaid prior to Stated Maturity
[ ] The Notes can be repaid prior to Stated Maturity at the option of the holder of the Notes.
     Optional Repayment Dates:
     Repayment Price: _____%

ORIGINAL ISSUES DISCOUNT:  [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

FORM:  [X] Book-Entry  [ ] Certificated

AGENT(S): [X] Merrill Lynch & Co.             Amount Placed:  $  15,000,000*
          [X] Donaldson, Lufkin & Jenrette    Amount Placed:     15,000,000*
              Securities Corporation
          [X] Salomon Brothers Inc            Amount Placed:     15,000,000
          [X] Smith Barney Inc.               Amount Placed:     15,000,000
          [ ] Other    _____________________  Amount Placed: ______________


AGENT ACTING IN THE CAPACITY AS INDICATED BELOW:
        [X] Agent   [X] Principal*
        Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation placed $15,000,000 each of the Notes as principal.

IF AS PRINCIPAL:
        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [X] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

IF AS AGENT:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

OTHER PROVISIONS:  N/A